Exhibit 99.1

Contact:

Jon Mills

Cummins Inc.

Phone: 317-658-4540

Email: jon.mills@cummins.com

August 21, 2019

For Immediate Release

Cummins President and COO Rich Freeland Retiring

Four Current Cummins Leaders Being Appointed to New Roles

Columbus, Ind. – Cummins Inc. (NYSE: CMI) announced today that President and COO, Rich Freeland will retire after forty years of service with Cummins.

As part of Cummins’ successions plans, the following leadership appointments are also taking place, all of which are effective October 15.

•	Distribution President Tony Satterthwaite will succeed Freeland as President and COO.
•	Components President Tracy Embree will succeed Satterthwaite as Distribution Business President.
•	Chief Technical Officer Jennifer Rumsey will succeed Embree as Components Business President.
•	Jim Fier will succeed Rumsey as Chief Technical Officer.

“I want to personally thank Rich for his many contributions to Cummins and his friendship and support over the 25 years I have known and worked with him,” said Tom Linebarger, Chairman and CEO, Cummins Inc. “He is one of the most effective leaders in Cummins history because of his ability to connect with customers, develop our employees, and his deep understanding of nearly every element of our business. Equally impressive to me is that Rich has accomplished these things in an unassuming, humble manner. He has an unrelenting commitment to our core values and always makes the right decisions for our business, for our people and our communities. His positive impact is vast, and Rich will be missed by many, many people inside and outside of Cummins.”

“I also want to congratulate Tony, Tracy, Jennifer and Jim on their new roles,” added Linebarger. “They are all incredibly talented leaders who have demonstrated their ability to lead people, drive results and make Cummins a stronger company, and a better place to work. I am excited for each of them and looking forward to working with them as we drive our company forward focusing on our growth plans and continuing to deliver value to our customers and all our stakeholders.”

Rich Freeland:

Freeland joined Cummins in 1979 as a second shift foreman in the Parts Distribution Center in Columbus, Indiana, the day after his graduation from Purdue University. Freeland spent his entire 40-year career with Cummins. Over his career, Freeland successfully led three of Cummins’ five business segments and he was responsible for all of Cummins’ global operations as Chief Operating Officer, a position he has held since 2014. Freeland will also resign from the Board of Directors of the company, effective October 15, 2019.

Tony Satterthwaite

Tony Satterthwaite, currently the Distribution Business President that employs approximately 16,000 people worldwide, will succeed Freeland as President and Chief Operating Officer of Cummins. Satterthwaite joined Cummins in 1988 and has held leadership positions throughout the company’s businesses and operations.

Prior to his current position, Satterthwaite led Cummins Power Generation from 2008 to 2015. Under his leadership, the Power Generation business unit engineered the power industry’s only full range of large stationary generator sets to meet the U.S. Environmental Protection Agency’s current Tier 4 standards. The business won major new military contracts, expanded the product footprint and invested in new technologies.

In addition to successfully leading two global business units, Satterthwaite has worked relentlessly over his career to solve problems that drive business results and improve customer satisfaction. Satterthwaite has a strong reputation for understanding the details of Cummins’ business at all levels. He has lived for extensive periods in Asia, Europe, and the US and has visited nearly every one of Cummins’ locations throughout his long career.

Tracy Embree

Tracy Embree will succeed Sattherthwaite as Distribution Business President. Embree has led the Components Business for five years, bringing the business to record sales and profitability. Under her leadership, the component product lines expanded to include transmissions. In addition, Cummins has grown market share around the world. Embree has held many leadership roles in different areas of the business, including several critical customer-facing roles.

Jennifer Rumsey

Jennifer Rumsey will succeed Embree as Components Business President. Rumsey has served in technical leadership roles since she joined Cummins in 2000 and currently serves as Chief Technical Officer. Rumsey has held roles in engineering leadership, new product program leadership, controls, aftertreatment technology, advanced engineering, and quality. Rumsey has been involved in some of the most important products and technologies that the company has developed over the last 19 years.

Jim Fier

Jim Fier will succeed Rumsey as Chief Technical Officer. Fier has been with Cummins for more than 30 years and is a highly accomplished engineering leader. In engine development, Fier is recognized as one of the most technically skilled and experienced engineers in the industry.

Fier has demonstrated the ability to build strong teams and cultivate confidence and credibility among our customers and many different partners across the industry.

About Cummins

Cummins Inc., a global technology leader, is a corporation of complementary business segments that designs, manufactures, distributes and services a broad portfolio of power solutions. The company’s products range from diesel and natural gas engines to hybrid and electric platforms, as well as related technologies, including transmissions, battery systems, fuel systems, controls, air handling, filtration, emission solutions, and power generation systems. Headquartered in Columbus, Indiana (U.S.), since its founding in 1919, Cummins employs approximately 62,600 people committed to powering a more prosperous world through three global corporate responsibility priorities critical to healthy communities: education, environment and equality of opportunity. Cummins serves customers in approximately 190 countries and territories through a network of approximately 600 company-owned and independent distributor locations, and over 7,600 dealer locations. In 2018, the company earned about $2.1 billion on sales of $23.8 billion.